Exhibit (99)
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March 18, 2002



Securities & Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549-1004

Ladies and Gentlemen:

Owens Corning's Annual Report on Form 10-K for the year ended December 31, 2001 includes financial statements audited by Arthur Andersen LLP ("Andersen"). This letter is in response to Temporary Note 3T to Article 3 of Regulation S-X.

In connection  with  Andersen's  audit of the referenced  financial  statements,
Andersen has represented to Owens Corning that the audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on audits, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.


OWENS CORNING


By: /s/ Michael H. Thaman
    _________________________________
       Michael H. Thaman
       Senior Vice President and
       Chief Financial Officer